BlueLinx Announces CEO Succession
Mitchell B. Lewis to Retire; Will Remain a Director on the Board
Dwight A.K. Gibson Named Incoming President and CEO, Effective June 7, 2021

MARIETTA, GA, April 21, 2021 -- BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products in the United States, today announced that Mitchell B. Lewis will retire as President and Chief Executive Officer, effective June 7, 2021.

Following a comprehensive search process which commenced in the fall of 2020, the Board of Directors elected Dwight A.K. Gibson as the Company’s incoming President and Chief Executive Officer, effective June 7, 2021. Mr. Gibson will also be appointed to the Company’s Board of Directors when he joins the Company. Mr. Lewis will serve in an advisory capacity through year-end 2021 to assist in the transition. He will remain a director on the BlueLinx Board of Directors following his retirement.

“On behalf of the Board of Directors, we want to thank Mitch for his many years of leadership and service to our Company and its stakeholders,” stated Kim Fennebresque, Chairman of the Board. “He has built a lasting legacy, one that has positioned BlueLinx as a leading two-step wholesale building products distributor in the United States. We wish Mitch well as he enters into a well-deserved retirement and look forward to having him support Dwight during the transition period, while remaining as a director on our Board.”

“Consistent with our long-term succession planning, we began a formal CEO search process in fall 2020,” continued Mr. Fennebresque. “After a comprehensive search, the Board unanimously determined Dwight was the person best suited to lead BlueLinx at this pivotal moment in its history. His experience managing complex supply chains, multi-faceted sales channels, commercial expansions, product development and identifying, acquiring and integrating companies, position him as an ideal fit for this role. He is a strategically-minded executive, one well-equipped to lead the profitable growth of the organization in both new and existing markets.”

“It has been my distinct privilege to serve the BlueLinx team during the last seven years,” said Mr. Lewis. “Dwight is an exceptional leader, one uniquely qualified to lead the organization into its next phase of growth. I look forward to working with him in the years ahead as he accelerates the momentum we are currently enjoying.”

“I am honored to join BlueLinx during an exciting period of growth and transformation,” stated Mr. Gibson, incoming President and Chief Executive Officer of BlueLinx. “I look forward to partnering with the entire BlueLinx team, as we leverage our collective strengths to drive long-term value for our stakeholders.”

ABOUT DWIGHT GIBSON

Mr. Gibson was most recently Chief Commercial Officer at SPX Flow, Inc., (NYSE: FLOW), a leading provider of process solutions, having previously led its Food and Beverage Segment as President. Prior to these roles, Mr. Gibson worked for Ingersoll Rand for 13 years with increasing responsibility as President of Climate Strategic Initiatives, VP/GM of Transport Solutions, VP/GM of Connected Home Solutions and GM of Residential Electronics. Mr. Gibson began his career at McKinsey & Company. He has a BBA in business from Howard University, an MBA from Stanford University, and a Master’s of Science in International Strategy and Diplomacy from the London School of Economics. He is a member of the board of directors at Interface, Inc., a global flooring company (NASDAQ: TILE).

ABOUT BLUELINX HOLDINGS

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, metal building products, and other construction materials. With a strong market position, broad geographic coverage footprint servicing 40 states, and the strength of a locally focused sales force, we distribute our comprehensive range of products to over 15,000 national, regional, and local dealers, specialty distributors, national home centers, and manufactured housing customers. BlueLinx is able to provide a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR & MEDIA CONTACT

Noel Ryan
720.778.2415
BXC@val-adv.com